Exhibit 4.2

ENCORIUM GROUP, INC.

2006 EQUITY INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

Encorium Group, Inc. (the “Company”) hereby grants to                      (the “Optionee”) an option to purchase a total of              shares of Common Stock of the Company (the “Shares”), at the price and on the terms set forth herein, and in all respects subject to the terms, definitions and provisions of the Encorium Group, Inc. 2006 Equity Incentive Plan (the “Plan”) applicable to non-qualified stock options, which terms and provisions are hereby incorporated by reference herein (the “Option”). Unless the context herein otherwise requires, the terms defined in the Plan shall have the same meanings when used herein.

1. Nature of the Option. The Option is not intended to be an incentive stock option described by Section 422 of the Internal Revenue Code of 1986, as amended.

2. Date of Grant; Term of Option. The Option is granted this      day of                      (the “Date of Grant”) and it may not be exercised later than the date that is ten (10) years after the Date of Grant, subject to earlier termination, as provided in the Plan or Section 5 hereof.

3. Option Exercise Price. The cost to the Optionee to purchase, pursuant to the Option, one Share is $              which is the Fair Market Value on the Date of Grant.

4. Exercise of Option. The Option shall be exercisable during its term only in accordance with the terms and provisions of the Plan and this Award Agreement as follows:

(a) Right to Exercise.

(i) The Option shall become exercisable with respect to              Shares if the Optionee remains continuously employed by the Company through the first (1st) anniversary of the Date of Grant.

(ii) The Option shall become exercisable with respect to              Shares if the Optionee remains continuously employed by the Company through the second (2nd) anniversary of the Date of Grant.

(iii) The Option shall become exercisable with respect to              Shares if the Optionee remains continuously employed by the Company through the third (3rd) anniversary of the Date of Grant.

(iv) The Option shall become exercisable with respect to              Shares if the Optionee remains continuously employed by the Company through the fourth (4th) anniversary of the Date of Grant.

(v) The Option shall become exercisable with respect to              Shares if the Optionee remains continuously employed by the Company through the fifth (5th) anniversary of the Date of Grant.

(b) Method of Exercise. The Optionee may exercise the Option by providing written notice stating the election to exercise the Option. Such written notice must be signed by the Optionee and must be delivered in person or by certified mail to the Manager of Accounting of the Company or such other person as may be designated by the Company. The written notice must be accompanied by payment of the option exercise price in the manner described in Section 4(c), by an executed exercise form provided by the administrator and by any other agreements required by the Board or its Committee and/or the terms of the Plan, which other agreements may restrict the sale or other transfer of the Shares and may include certain additional representations and agreements as to the Optionee’s investment intent with respect to the Shares. The Option will be deemed to be exercised only upon the receipt by the Company of such written notice, payment of the option exercise price, and duly executed copies of the exercise form and any other agreements required by the Board or its Committee, the terms of the Plan and/or this Award Agreement. The Optionee will have no right to vote or receive dividends and will have no other rights as a stockholder with respect to such Shares notwithstanding the exercise of the Option, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate(s) evidencing Shares that are being issued upon exercise of the Option. The certificate(s) for the Shares will be registered in the name of the Optionee and will contain any legend as may be required under the Plan, this Award Agreement, and/or applicable law.

(c) Method of Payment. The method of payment of the option exercise price will be determined by the Board or its Committee and may consist entirely of cash, certified check, or such other consideration or method of payment as may be authorized under the Plan.

(d) Partial Exercise. Subject to Section 4(a), the Option may be exercised in whole or in part; provided, however, that any exercise may apply only with respect to a whole number of Shares.

(e) Restrictions on Exercise. The Option may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. In addition, as a further condition to the exercise of the Option, the Company may require the Optionee to make any representation or warranty to the Company as may be required by or advisable under any applicable law or regulation.

5. Termination of Relationship with the Company.

(a) Generally. If the Optionee’s employment by the Company is terminated voluntarily for any reason other than death, Disability or termination for Cause, the Option (to the extent exercisable at the time of such termination) may, subject to the limitation in Section 5(e), be exercised at any time within three (3) months after the date of such termination. To the extent that the Option is not exercisable at the time of such termination, and to the extent the Option is not exercised within the time specified in the preceding sentence or Section 5(e), as applicable, the Option shall terminate.

(b) Disability. If the Optionee’s employment by the Company terminates due to Disability, the Option (to the extent exercisable at the time of such termination) may, subject to the limitation in Section 5(e), be exercised by the Optionee or his legal guardian or representative at any time within twelve (12) months after such termination. To the extent that the Option is not exercisable on the date of termination, and to the extent the Option is not exercised within the time specified in the preceding sentence or Section 5(e), as applicable, the Option shall terminate.

(c) Death. If the Optionee’s employment by the Company terminates due to his death, the Option (to the extent exercisable at the time of such death) will, subject to the limitation in Section 5(e), remain exercisable for twelve (12) months after the date of death by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance. To the extent that the Option is not exercisable on the date of death, and to the extent the Option is not exercised within the time specified in the preceding sentence or Section 5(e), as applicable, the Option shall terminate.

(d) Termination for Cause. If the Optionee’s employment is terminated for Cause, the Option will then terminate immediately and automatically, and the Optionee shall have no further rights therein.

(e) Limitation. Notwithstanding any other provision of this Section 5, the Option shall not be exercisable after the expiration of the term set forth in Section 2 hereof.

6. Non-Transferability of Option. The Option may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution. During the Optionee’s lifetime, the Option is exercisable only by the Optionee (or by such Optionee’s legal guardian or representative as provided in Section 5). Subject to the foregoing and the terms of the Plan, the terms of the Option will be binding upon the executors, administrators and heirs of the Optionee, meaning for purposes of this Award Agreement, both testamentary heirs and heirs by intestacy.

7. No Continuation of Employment or Engagement. Neither the Plan nor the Option shall confer upon the Optionee any right to continue in the service of the Company or any of its Subsidiaries or limit, in any respect, the right of the Company to discharge the Optionee at any time, with or without cause and with or without notice.

8. Market Stand-Off. The Optionee agrees that, in connection with any public offering by the Company of its equity securities pursuant to a registration statement filed under the Securities Act, not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of or otherwise dispose of any Shares without the prior written consent of the Company or its underwriters, for such period of time from the effective date of such registration as may be requested by the Company or such underwriters.

9. Withholding. The Company reserves the right to withhold, in accordance with any applicable laws, from any consideration payable or property transferable to Optionee any taxes required to be withheld by federal, state or local law as a result of the grant or exercise of the Option or the sale or other disposition of the Shares. If the amount of any consideration payable to the Optionee is insufficient to pay such taxes or if no consideration is payable to the

Optionee, upon the request of the Company, the Optionee (or such other person entitled to exercise the Option pursuant to Section 5 hereof) will pay to the Company an amount sufficient for the Company to satisfy any federal, state or local tax withholding requirements applicable to the grant or exercise of the Option or the sale or other disposition of the Shares issued upon the exercise of the Option.

10. The Plan. The Optionee has received a copy of the Plan (a copy of which is attached hereto), has read the Plan and is familiar with its terms, and hereby accepts the Option subject to all of the terms and provisions of the Plan, as amended from time to time. Pursuant to the Plan, the Board or its Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or its Committee upon any questions arising under the Plan.

11. Governing Law. This Award Agreement will be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

12. Amendment. Subject to the provisions of the Plan, this Award Agreement may only be amended by a writing signed by each of the parties hereto.

13. Entire Agreement. This Award Agreement, together with the Plan and the other exhibits attached thereto or hereto, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the award of Options to Optionee by the Company. This Award Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

IN WITNESS WHEREOF, this Award Agreement has been executed by the parties on the      day of                     ,         .

ENCORIUM GROUP, INC.

By:
Name:	Kenneth M. Borow, M.D.
Title:	Chief Executive Officer

OPTIONEE

Signature

Address

City, State, Zip Code

ACKNOWLEDGMENT

The Optionee acknowledges receipt of a copy of the Plan, a copy of which is attached hereto, and represents that he or she has read and is familiar with the terms and provisions thereof and hereby accepts the Option subject to all of the terms and provisions of the Award Agreement and the Encorium Group, Inc. 2006 Equity Incentive Plan (the “Plan”). The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under the Plan.

Date:

Signature of Optionee

Name of Optionee

Address

City, State, Zip Code